EXHIBIT 11.1
NETSTAR, INC. AND SUBSIDIARY

PER SHARE LOSS COMPUTATIONS
THREE MONTHS AND NINE MONTHS ENDED JUNE 30, 1996 AND 1995


                                            THREE MONTHS ENDED               NINE MONTHS ENDED
                                                 JUNE 30,                        JUNE 30,
                                      ----------------------------    ----------------------------
                                          1996            1995            1996            1995
                                      ------------    ------------    ------------    ------------
PRIMARY EPS:
Weighted average number of common
     shares outstanding                 10,233,555       5,025,480       9,871,425       5,024,480
Common stock equivalents from
     assumed exercise of options
     and warrants                             --              --              --              --
Common stock equivalents due to SEC
     requirements                          415,857            --           415,857
                                      ------------    ------------    ------------    ------------
Total Shares                            10,233,555       5,441,337       9,871,425       5,440,337
                                      ============    ============    ============    ============
Net Loss                              $ (3,313,449)   $ (1,039,611)   $ (6,900,396)   $ (2,918,164)
                                      ============    ============    ============    ============
Per Common Share                      $       (.32)   $       (.19)   $       (.70)   $       (.54)
                                      ============    ============    ============    ============



NET LOSS PER COMMON AND COMMON EQUIVALENT SHARE - The net loss per common and common equivalent share is based on the weighted average number of common and common equivalent shares outstanding during the period. Net loss per common and common equivalent share excludes stock options and warrants as common stock equivalents when the effect of their inclusion would be antidilutive, except that, in accordance with Securities and Exchange Commission requirements, common and common equivalent shares issued during the 12 months prior to the Company's filing of the initial registration statement relating to its initial public offering have been included in the calculation (using the treasury stock method based on the initial public offering price of $7.00 per share) as if they were outstanding for all periods presented prior to the Company's initial public offering.